Exhibit 10.14

February 25, 2021

Mr. Joseph W Newbill, Trustee of the Newbill Family Trust dated September 16, 2018

Re: Option to Purchase the land parcels identified as a portion of Parcel 007 22929 and Parcel 007 22930 B located in Talbot County, Georgia

Dear Mr. Joseph W. Newbill,

Following up on our recent conversations regarding a potential option to purchase the above noted land parcels located in Talbot County, Georgia, this letter sets out the terms of our offer to option to purchase the Property, all for your consideration.

Should you agree to the terms of this letter, you are granting Piedmont Rare Earths, LLC ("Piedmont RE") the exclusive right to conduct exploration, drilling, surveys, technical studies, and permitting of the Property, and potentially exercise an option to purchase the Property, as more fully described herein. If you accept our offer, this letter will constitute a binding agreement between us (this "Option Agreement"). Under this Option Agreement, commercial mining of the Property by Piedmont RE shall not be permitted during the Option Period. Furthermore, during the Option Period, Piedmont RE 's activities shall not impede Optionor's usual daily use or activities on the Property.

If, during the Option Period, Piedmont RE deems that minerals occur on or within the Property in sufficient qualities and/or quantities, and elects to exercise the option to purchase the Property, then Piedmont RE will enter into a Purchase Agreement with you which is consistent with the terms outlined in this Option Agreement.

Description of Property

The Property (approximately 263.66 acres) is located in Talbot County, Georgia, and consists of a portion of Parcel 007 22929 (approximately 250.57 acres) and Parcel 007 22930 B (approximately 13.09 acres), as more particularly described in Schedule "A" attached hereto and incorporated herein by reference (the "Property"). The Owner of the Property is Joseph W. Newbill, Trustee of the Newbill Family Trust dated September 16, 2018, by vesting deeds recorded in Deed Book 444, Page 172, and Deed Book 444, Page 166, and shown on Plat Book 236, Page 18, and Plat Book 246, Page 11 B. Joseph W Newbill, Trustee of the Newbill Family Trust dated September 16, 2018, is referred to herein as the "Optionor." During the Option Period, Piedmont Rare Earths, LLC ("Piedmont RE") shall have the right to survey the Property (the "New Survey"), with the legal description from such survey to be inserted as Schedule "A" to this Option Agreement, and all terms and provisions herein dealing with acreage (including, without limitation, option payments and lease payments) revised to reflect the acreage of the Property as shown on such survey. Piedmont RE acknowledges that a ten (10)-acre portion of Parcel 007 22929 is subject to a life estate interest in favor of Jan Newbill (the "Life Estate Parcel"). The Life Estate Parcel shall not be included in the Property subject to the Option (as defined herein).

Option Agreement

Option. Under this Option Agreement, Optionor hereby grants Piedmont RE the exclusive and irrevocable right and option to purchase the Property, and the exclusive and irrevocable right to access, enter, occupy and use the Property for the purposes set forth in this Option Agreement ("Option"), subject to the following terms and conditions and evidenced by the Memorandum of Option attached hereto as Schedule "B" attached hereto and incorporated herein by reference. Piedmont RE has the right to record the Memorandum of Option in the Talbot County Register of Deeds as of the date set forth above.

Payment and Term. The term of the Option will commence on the date all parties sign this Option Agreement and will continue through February 28, 2027, unless the Option is earlier exercised or terminated by Piedmont RE (the "Option Period"). During the Option Period, Piedmont RE will make option payments (the "Option Payments") to Optionor in the amounts and on the schedule set forth below:

Within thirty (30) days of signing this Option Agreement	$100 per acre ($26,366.00) $100

On or before February 28, 2022:	per acre ($26,366.00)

On or before February 28, 2023:	$110 per acre ($29,003.00)

On or before February 28, 2024:	$110 per acre ($29,003.00)

On or before February 28, 2025:	$125 per acre ($32,958.00)

On or before February 28, 2026:	$125 per acre ($32,958.00)

The Option Payments will not be deducted from future Production Royalty Payments as set forth herein. During the Option Period, Piedmont RE will also pay Optionor a drilling bonus of $1 per foot drilled by Piedmont RE within the Property (the "Bonus"). The Bonus will be payable annually on or before February 28th of each year and will cover the Bonus amount payable based on core drilling, reverse circulation (RC) drilling, sonic drilling or other commonly used exploration drilling practices completed during the previous calendar year.

In the event Piedmont RE fails to make an Option Payment or Bonus payment within ninety (90) days the due date as set forthherein, Optionor shall be entitled to terminate this Option Agreement and retain any Option Payments made pursuant to this Option Agreement.

Rights Granted to Piedmont RE. During the Option Period, Optionor grants Piedmont RE, its employees, agents, and contractors, the exclusive right to:

(a)
enter upon and occupy the Property for all purposes related to exploring for and evaluating all ores, metals, minerals, mineral products and all other materials or substances, whether metallic or non-metallic, of any nature whatsoever found in natural deposits on or under the Property, except hydrocarbons (collectively, the "Mineral Products").

(b)
place, construct, maintain, use, and thereafter remove such temporary structures, facilities, equipment, and other improvements on the Property as may be necessary or useful for the exercise of all of the rights granted to Piedmont RE under this Option Agreement; provided that Piedmont RE shall obtain the approval Optionor as to the location of any structures and facilities (including the location and routing of any proposed drill pads and access roads or trails), such approval not to be unreasonably withheld, conditioned or delayed;
(c)
conduct such tests and investigations and use such equipment and personnel as Piedmont RE, in its sole discretion, deems necessary to determine the existence, extent, and quality of the Mineral Products on or under the Property. Optionor acknowledges that i) line-cutting will be required on the Property, and ii) multiple holes may be drilled into the Property as a part of such testing; provided that Piedmont RE shall be responsible for maintaining established driveways and, prior to any drilling, Piedmont RE shall deposit sufficient gravel on the driveways so as to prevent the driveways from getting too muddy for regular traffic;
(d)
conduct such environmental analysis of the Property as Piedmont RE, in its sole discretion, deems necessary;
(e)
survey and/or perform a topographical analysis of the Property;
(f)
take or use water, whether surface, underground or artesian which is appurtenant to the Property, or to which the Property is riparian, by any lawful taking or use, except such taking and use may not interfere with Optionors' domestic or agricultural use of such water and provided that Piedmont RE may not use well water except with the explicit permission of Optionor to be obtained before each use and not to be unreasonably withheld, conditioned or delayed;
(g)
seek rezoning of the Property and/or all permits and approvals related to Piedmont RE's intended exploration use or future mining use of the Property, in which case Optionor will cooperate fully with Piedmont RE's efforts by signing all necessary applications for such rezoning and/or permit approval; provided Optionor will not be required to pay or incur rezoning or permitting costs and Piedmont RE will pay i) any deferred taxes incurred as a result of a change of use caused by any rezoning undertaken by Piedmont RE, and ii) the difference between the current tax rate for the Property and any higher tax rate payable on the Property solely as a result of any rezoning undertaken by Piedmont RE;

(h) make any other evaluations, which, in Piedmont RE's sole discretion, will assist Piedmont RE in deciding whether or not to exercise the Option to purchase the Property.

Survey/Deeds/Property Information. Within five (5) days of execution of this Option Agreement, Optionor shall provide Piedmont RE a copy of any surveys, deeds and other information regarding the Property in Optionor's possession. In addition, Optionor will cooperate with Piedmont RE, at Piedmont RE's expense, in obtaining a title insurance policy (or commitment to issue title insurance) for the Property with such insurer and on such form and with such endorsements as are reasonably satisfactory to Piedmont RE, and in obtaining the New Survey.

Indemnity/Insurance

Piedmont RE will indemnify and hold Optionor harmless from and against all claims (including without limitation any crop, timber or fence damage) arising out of or related to the exercise by Piedmont RE, its employees, agents, or contractors, during the Option Period, of any rights granted in this Option Agreement, with the exception of any claims arising out of the negligence or intentional misconduct of Optionor. Prior to entering onto the Property for evaluation, Piedmont RE must provide Optionor a certificate of comprehensive public liability insurance (including pollution liability coverage) covering all activities to be conducted by Piedmont RE, its agents, contractors and engineers on the Property, with limits not less than $1,000,000 for personal injury to or death of any one person, $2,000,000 for personal injury to or death of any number of persons in any one accident and $1,000,000 for property damage, naming Optionor as an additional insured.

Optionor will indemnify and hold Piedmont RE harmless from and against all claims (including, without limitation, any damage to Piedmont RE's structures, facilities, equipment and other improvements constructed on the Property, and any third party claims made against Piedmont RE) arising out of or related to Optionor's negligence, intentional misconduct or other contributing cause with respect to its actions on the Property during the Option Period, or arising out of or related to those portions of the Property (and the condition of such portions of the Property) that are not impacted by Piedmont RE's activities. Prior to Piedmont RE's entry on the Property for evaluation, Optionor will secure public liability insurance covering the Property and Optionor's activities on the Property, and naming Piedmont RE as an additional insured.

Compliance with Laws and Regulations

Piedmont RE will perform all of its operations on the Property in compliance with all applicable federal, state, and local laws and regulations pertaining to such operations, including environmental protection, reclamation, and bonding.

Restrictions on Piedmont RE's Activities

Prior to working or drilling within 300 feet of any of the buildings on the Property, Piedmont RE shall inform Optionor, so that Optionor can identify the locations of any wells, water lines, septic tank lines and other utility lines or other obstructions.

Piedmont RE's Warranty

Piedmont RE represents and warrants to Optionor that:

(a)
Piedmont RE has the right and power to enter into this Option Agreement and to execute and deliver all documents required under this Option Agreement.
(b)
Piedmont RE will use best efforts to ensure that its undertaking of exploration activities as described in this Option Agreement will be performed in such a manner as to minimize impacts to the timber, crops, surface or groundwater located on the property. In the event Piedmont RE cuts or damages any timber on the Property during the Option Period, Piedmont RE shall compensate Optionor for the Fair Market Value of such timber as determined in accordance with Schedule "C" attached hereto and incorporated herein by reference. Piedmont RE will review all exploration plans with the Optionor in advance of undertaking any activities on the Property during the term of this Option Agreement. Piedmont RE will use best efforts to conduct its activities in compliance with all laws and will maintain all permits in good standing for the nature and type of exploration contemplated in this Option Agreement.

(c)
Prior to the submission of any permit application for mining operations, Piedmont RE will submit to and review with the Optionor the contents of the permit application and will demonstrate to the reasonable satisfaction of the Optionor that Piedmont RE's plans have considered the value of Mineral Products contained within the Property, the impacts associated with mining operations, and show responsible and adequate plans for the reclamation and post-mining use of the Property.

In the event of a breach, untruth or inaccuracy in any representation or warranty made herein by Piedmont RE, or default under any covenant or obligations of Piedmont RE, and failure to cure such default within a reasonable time period of at least 90 days, Optionor shall be entitled to terminate this Option Agreement and retain any Option Payments made pursuant to this Option Agreement.

Optionor's Warranty

Optionor represents and warrants to Piedmont RE that:

(a)
Optionor is the owner of good, fee simple, marketable title to the Property and all mineral rights related to the Property, with the full right to enter into this Option Agreement and convey fee simple title to the Property and all mineral rights related to the Property, free and clear of all leases, liens, charges, options, rights of first refusal and other encumbrances, with the exception of the Life Estate Parcel. During the term of this Option Agreement, Optionor shall not further encumber the Property without the prior written consent of Piedmont RE.
(b)
No portion of the Property is in violation of any federal, state, local or administrative order or requirement relating to environmental conditions or hazardous materials; neither Optionor nor any third party has used, manufactured, generated, treated, stored, disposed of, or released any hazardous materials on, under or about the Property; to the actual knowledge of Joseph W. Newbill, there are no storage tanks or wells (whether existing or abandoned) located on, under or about the Property; and Optionor have not received any correspondence or notice from any governmental department or agency regarding actual or suspected presence of hazardous materials on the Property. Optionor shall keep Piedmont RE promptly informed at all times during the term of this Option Agreement with regard to any actual or suspected contamination of the Property by any hazardous materials, and will immediately forward to Piedmont RE any and all correspondence, reports and/or documents Optionor receive with respect to the same.
(c)
Optionor is a legally competent individual or a business entity or trust with full right and power to enter into this Option Agreement and to execute and deliver all documents required under this Option Agreement. This Option Agreement and all documents to be executed and delivered hereunder shall at all times be legal, valid and binding obligations of Optionor, enforceable against Optionor in accordance with their respective terms. Optionor has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in the Property.
(d)
Optionor use and operation of the Property is in compliance with all laws, and the performance of this Option Agreement by Optionor will not result in the breach of, constitute any default under, or result in the imposition of, any lien or encumbrance upon the Property, under any Agreement or other instrument to which Optionor is a party or by which Optionor or the Property are bound.

(e)
There are no: (1) condemnations affecting or contemplated with respect to the Property; (2) actions, suits or proceedings pending or threatened against Optionor and/or the Property, and Optionor is not aware of any facts that might result in any such action, suit or other proceeding; (3) changes contemplated in any applicable laws, ordinances or restrictions affecting the Property; and/or (4) governmental special assessments, either pending or confirmed, for sidewalk, paving, water, sewer or other improvements on or adjoining the Property, or owners' association assessments (whether special or regular), either pending or confirmed with respect to the Property.
(f)
All documents and information delivered/to be delivered by Optionor to in connection with this Option are/will be true, correct and complete copies of such documents, containing no misinformation or material omissions, and are without/will be without material default including any default that would arise by notice or the passage of time.
(g)
There are no oral or unrecorded written leases or tenancies on or concerning the Property. During the term of this Option Agreement, Optionor shall not enter into any new lease agreements or other agreements or contracts (recorded or unrecorded) concerning the Property with any third party, offer to extend or renew any existing leases or contracts, or otherwise encumber the Property without the prior written consent of Piedmont RE, except for entering into agreements concerning timber harvest, replanting, controlled burning and other timber management practices.

In the event of a breach, untruth or inaccuracy in any representation or warranty made herein by Optionor, or default under any covenant or obligation of Optionor, as set forth herein, Piedmont RE shall be entitled to a full refund of any Option Payments, and any and all other payments, made to Optionor during the calendar year of such breach or default, and thereafter, and to pursue damages against Optionor.

Exercise and Expiration

Piedmont RE may exercise the Option by providing written notice of such exercise (the "Exercise Notice") to Optionor prior to expiration of the Option Period and paying any option fees that are then due and payable. Piedmont RE must deliver the Exercise Notice by hand or to the following address:

Attention: Mr. Joseph W Newbill, Trustee of the Newbill Family Trust dated September
16, 2018

Upon exercise of the Option, the Parties shall promptly enter into a purchase agreement for the Property as more fully set forth below.

If the Option Period expires without exercise by Piedmont RE, then this Option Agreement will terminate, and neither party will have any further rights or obligations under this Option Agreement, except that Piedmont RE will provide Optionor with copies of any written environmental reports, reserve studies, title reports, and surveys of the Property that Piedmont RE has caused to have been prepared, without any representations or warranties regarding the accuracy or completeness thereof. Prior to expiration of the Option Period, Piedmont RE will pay any Bonus that has come due and payable, compensate Optionor for any timber that has been cut or damaged, compensate Optionor for any other damage to the Property during the Option Period, and reclaim surface disturbances caused by its exploration activities on the Property to a condition reasonably suitable for the use to which the affected land was put immediately before the commencement of Piedmont RE's operations on the Property, leaving the Property in substantially the same condition as it was at the beginning of the Option Period, reasonable use, wear and tear from the authorized testing and analysis excepted. Under such circumstances, the indemnification set forth herein will survive for a period of one (1) year from the date the Option Period expires.

Purchase Agreement

Exercise of Option. Upon exercise of the Option, Piedmont RE will agree to purchase all right and title to the Property, including surface and subsurface mineral rights.

Property Purchase. If Piedmont RE elects to purchase the Property, then Optionor and Piedmont RE will enter into a purchase agreement for the Property consistent with this Option Agreement and otherwise as customary for purchase agreements in the jurisdiction in which the Property is located. The purchase price for the Property will be one hundred and twenty five percent (125%) of the `fair market value' of the Property as determined in accordance with Schedule "C" attached hereto and incorporated herein by reference. At closing on the purchase of the Property, Piedmont RE shall pay the agreed upon purchase price of and Optionor will transfer title to the Property and all mineral rights related to the Property to Piedmont RE by general warranty deed, free and clear of all liens, charges and encumbrances, and Optionor will have no further right, title or claim to the Property or the mineral rights related to the Property, other than the Production Royalty as set forth herein, and the right for twelve (12) months following closing to remove standing timber from the Property.

Production Royalty. Optionor will retain a production royalty (the "Production Royalty") on the mineral rights to the Property, payable on the production of concentrates or products thereof ("Product") mined from any part of the Property. Piedmont RE shall pay to Optionor a Production Royalty equal to three percent (3%) of Net Smelter Returns for all Product mined and removed from the Premises and sold and delivered by Piedmont RE.

The Production Royalty will be payable annually on the same schedule as the Option Payments and will cover the Production Royalty payable based on Product produced from the Property during the previous calendar year.

For the purpose of this section, "Net Smelter Returns" means the greater of (i) the fair market value of the Product mined from the Premises and sold and delivered (i.e., market rates in arm's length transactions with bona fide third party buyers), or (ii) the amount received by Piedmont RE from any mill, smelter, refinery, reduction works, mint or other purchaser in payment for Product mined from the Premises and sold and delivered, less Allowable Deductions. "Allowable Deductions" means, to the extent borne or to be borne by Piedmont RE:

(a)
Sales, severance, and other similar taxes and duties (but excluding any taxes on net income).

Rights of First Offer and First Refusal (Production Royalty). Under the Purchase Agreement, Optionor will grant Piedmont RE: i) a `right of first offer' such that if Optionor wishes to sell the Production Royalty or any portion thereof, they must first offer to sell to

Piedmont RE, and a `right of first refusal' such that if Optionor receives a Third Party Offer to purchase the Production Royalty, Optionor must first offer the Production Royalty to Piedmont RE on the same terms and conditions as offered by the third party, and Piedmont RE will have 90 days to accept the offer. If Piedmont RE does not accept the offer from Optionor pursuant to i) above, Optionor may offer the Production Royalty to third parties on terms and conditions no more favorable than those offered to Piedmont RE and only for a period of 90 days. If Piedmont RE does not accept a Third Party Offer pursuant to above, Optionormay sell the Production Royalty to the third party who made the Third Party Offer within 90 days after Piedmont RE rejects the terms of the Third Party Offer.

Binding Effect

This Option Agreement is intended to create a legally binding agreement among the parties enforceable in accordance with its terms and supersedes and replaces all prior agreements among the parties with respect to the subject matter hereof. This Option Agreement is intended to set forth all of the essential, material, and necessary terms on which the parties have agreed with respect to the transaction contemplated herein. The parties intend to be bound by this Option Agreement and acknowledge that there has been a "meeting of the minds" on all of the terms set forth herein. The parties further agree that there are no contingencies to this Option Agreement becoming effective and that the validity and enforceability of this Option Agreement is not subject to any condition precedent. To the extent that any additional, necessary terms to this Option Agreement have been unintentionally omitted, the parties agree to work diligently and in good faith in negotiating any such terms and incorporating the same in an amendment to this Option Agreement. In the event the parties cannot agree on such additional terms, the parties agree to incorporate terms in accordance with common usage and custom in the area in which the Property is located. Until termination or expiration of the Option, this Option Agreement will remain binding and in effect.

Further Assurances

Each of the parties agrees to sign all other documents and do all other things that may be necessary to implement and carry out the intent of this Option Agreement.

Assignment

Piedmont RE may assign its rights and obligations under this Option Agreement only upon the prior written consent of Optionor, such consent not to be unreasonably withheld, conditioned or delayed; provided such consent shall not be required for an assignment of this Agreement to any affiliate of Piedmont RE. In the event Piedmont RE assigns its interest in this Option Agreement to a third party (whether affiliated with Piedmont RE or not), such third party shall deliver an assumption agreement to the Optionor acknowledging that such third party shall be bound by the terms and conditions of this Option Agreement from and after the date of assignment. Optionors shall be entitled to assign their rights and obligations under this Option Agreement in connection with transfer of the Property to any family member or for other estate planning purposes including assignment of the terms and conditions of this Agreement under Optionors' last will and testament.

Governing Law

This Option Agreement will be governed by and interpreted in accordance with the laws of the State of Georgia.

Piedmont RE Notice Address

All notices and correspondence to Piedmont RE shall be delivered by hand or to the following address:

Piedmont Rare Earths, LLC
Attn: Anastasios Arima
32N Main Street Suite 100
Belmont, NC 28012

If you find the above outlined terms of our offer acceptable, please indicate your acceptance and agreement by countersigning this letter in the appropriate place below. Please also sign and notarize the Memorandum of Option attached hereto as Schedule B.

Yours truly,

Piedmont Rare Earths, LLC

/s/ Anastasios Arima

Anastasios Arima
Manager

Accepted and agreed to this February. .A.C2021.

/s/ Joseph W. Newbill
Joseph W Newbill, Trustee of the Newbill Family Trust dated September 16, 2018

SCHEDULE "A"
to Option Agreement dated February, 2021,
between Joseph W. Newbill, Trustee of the Newbill Family Trust dated September 16,

2018, as Optionor,
and Piedmont Rare Earths, LLC

PROPERTY DESCRIPTION

(To be provided and subject to change based on New Survey)

BEING a portion of the property conveyed to Joseph W. Newbill, Trustee of the Newbill Family
Trust dated September 16, 2018, by Georgia Gift Deed recorded in Deed Book 444, Deed Page
172; and

AND:

All of the property conveyed to Joseph W. Newbill, Trustee of the Newbill Family Trust dated September 16, 2018, by Georgia Gift Deed recorded in Deed Book 444, Deed Page 166.